EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Full-Year and Fourth Quarter 2017 Financial Results

WEST CHESTER, OH, January 30, 2018 – AK Steel (NYSE: AKS) today reported its financial results for the fourth quarter and full-year 2017.

Full-Year and Fourth Quarter 2017 Highlights

•	Full-year 2017 net income of $10.0 million, or $0.03 per diluted share; adjusted net income of $98.4 million, or $0.31 per diluted share

•	Full-year 2017 adjusted EBITDA of $419.5 million, or 6.9% of net sales

•	Fourth quarter 2017 net loss of $107.9 million, or $0.34 per diluted share; adjusted net loss of $19.5 million, or $0.06 per diluted share

•	Fourth quarter 2017 adjusted EBITDA of $65.4 million, or 4.4% of net sales

•	Non-cash asset impairment charge of $76 million for Ashland Works Hot End

“We were pleased with our full-year results. Our fourth quarter was consistent with our expectation and reflected the impact of the major planned maintenance outages, which we completed on time and on budget,” said Roger K. Newport, Chief Executive Officer of AK Steel. “We are enthusiastic about 2018 as we anticipate solid demand in many of our key end-use markets, and we continue to unlock the opportunities being developed through our recent acquisition of Precision Partners.”
“Over the past two years we have meaningfully enhanced our portfolio of products, production capabilities, and facilities, while at the same time strengthening our capital structure,” Newport said. “We continue to focus on AK Steel's transformation into an innovative steel solutions provider of a broadening and innovative portfolio of carbon, electrical and stainless steels, as well as a solutions provider of tooling and complex hot- and cold- stamped components and tubular products. We believe that our strategic actions will create sustainable long term shareholder value.”

Fourth Quarter
AK Steel reported a net loss of $107.9 million, or $0.34 per diluted share of common stock, for the fourth quarter of 2017, compared to a net loss of $62.4 million, or $0.22 per diluted share, for the fourth quarter of 2016. Excluding net charges described below, the company reported an adjusted net loss (as defined in the “Non-GAAP Financial Measures” section below) of $19.5 million, or $0.06 per diluted share, for the fourth quarter of 2017, compared to adjusted net income of $75.2 million, or $0.25 per diluted share, for the fourth quarter a year ago. Included in the reported results for the most recent fourth quarter were non-cash charges totaling $88.4 million, or $0.28 per diluted share, for asset impairments and a reduction in the value of deferred tax assets related to the effect of recent U.S. tax legislation, as well as a credit for the benefits of a transportation agreement reached in the fourth quarter of 2017, as further discussed below. In the year-ago fourth quarter the company had charges of $137.6 million, or $0.47 per diluted share. Also included in the fourth quarter of 2017 was $46.7 million of planned maintenance outage expense. This compared to $22.1 million in the fourth quarter a year ago.

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Excluding the asset impairment charge and credit for the benefits of a transportation agreement, adjusted EBITDA was $65.4 million, or 4.4% of net sales, for the fourth quarter of 2017. This compares to adjusted EBITDA of $164.9 million, or 11.6% of net sales, for the fourth quarter a year ago.
Net sales for the fourth quarter of 2017 increased 5% to $1.50 billion, from net sales of $1.42 billion for the year-ago fourth quarter, primarily driven by incremental sales from the acquisition of Precision Partners, which was completed on August 4, 2017. Flat-rolled steel shipments declined to 1,337,100 tons for the fourth quarter of 2017 from 1,385,500 tons in the prior-year fourth quarter. The decline in flat-rolled shipments was largely driven by lower automotive demand as automakers managed their inventories. The average selling price per flat-rolled steel ton for the fourth quarter of 2017 increased 4% from the fourth quarter of 2016 to $1,024 per ton, primarily as a result of higher spot market pricing and higher automotive selling prices.
The company recorded a LIFO charge of $5.1 million for the fourth quarter of 2017, as compared to a LIFO credit of $7.5 million for the fourth quarter of 2016. Financial results for the fourth quarter of 2017 also included unrealized derivative gains on iron ore of $19.7 million, as compared to unrealized derivative gains on iron ore of $33.8 million in the year-ago quarter (see “Iron Ore Derivatives” below for further discussion). Included in the 2016 results were net pension and other postretirement benefit (“OPEB”) corridor charges and pension settlement charges of $68.1 million, or $0.23 per diluted share.
The company ended the fourth quarter of 2017 with total liquidity of $844.5 million, consisting of cash and cash equivalents and $807.3 million of availability under the company’s revolving credit facility.

Full-Year 2017
The company recorded full-year 2017 net income of $10.0 million, or $0.03 per diluted share of common stock, compared to a net loss of $7.8 million, or $0.03 per diluted share, for 2016. The company reported 2017 adjusted net income of $98.4 million, or $0.31 per diluted share, as compared to the company’s 2016 adjusted net income of $129.8 million, or $0.56 per diluted share. Additionally, the company reported adjusted EBITDA of $419.5 million, or 6.9% of net sales for 2017, compared to adjusted EBITDA of $501.9 million, or 8.5% of net sales for 2016, due to higher raw material and outage expenses, partially offset by higher selling prices. The unadjusted full-year results reflected the net charges recorded in the fourth quarter totaling $88.4 million, or $0.28 per diluted share, in 2017, and $137.6 million, or $0.59 per diluted share, in 2016.
The 2017 results included a LIFO charge of $113.4 million, compared to a LIFO credit of $23.3 million for 2016, primarily due to increases in raw material costs in 2017 compared to 2016. In addition, the company recorded outage costs of $84.9 million and $62.1 million for the full years of 2017 and 2016. Unrealized derivative gains on iron ore in 2017 were $31.6 million, as compared to unrealized gains of $45.6 million in 2016. Also included in 2017 results were $21.5 million of expenses related to debt refinancing, whereas similar expenses were $9.4 million in 2016. Full-year 2017 results reflect $6.2 million of costs related to the Precision Partners acquisition.
Net sales for 2017 were $6.08 billion, an increase of 3% from 2016 net sales of $5.88 billion. Flat-rolled steel shipments in 2017 declined 6% to 5,596,200 tons from 5,936,400 tons in 2016. The decline in flat-rolled shipments was primarily the result of a decline in shipments to the automotive market, which were 10% lower in 2017 than 2016. The average selling price per flat-rolled steel ton for 2017 increased 7% from 2016 to $1,022 per ton driven by higher contract and spot prices.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Reconciliation to Diluted Earnings (Losses) per Share
Diluted earnings (losses) per share, as reported	$(0.34)	$(0.22)	$0.03	$(0.03)
Pension and OPEB net corridor and settlement charges	—	0.23	—	0.29
Charges (credit) for termination of pellet agreement and related transportation costs	(0.06)	0.24	(0.06)	0.30
Asset impairment charge	0.24	—	0.24	—
Non-cash charge for U.S. tax legislation	0.10	—	0.10	—
Adjusted diluted earnings (losses) per share	$(0.06)	$0.25	$0.31	$0.56

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Asset Impairment
During the quarter ended December 31, 2017, the company recognized a non-cash asset impairment charge of $75.6 million, or $0.24 per diluted share, primarily related to the long-lived assets associated with the temporarily-idled Ashland Works blast furnace and steelmaking operations (“Ashland Works Hot End”). The Ashland Works Hot End remains on temporary idle and no determination has been made at this time regarding the long-term status of the operations. However, the company continues to engage in regular reviews of the potential viability of the Ashland Works Hot End, including an assessment of the most significant risks and benefits of a permanent idling of those operations. The company now believes it is less likely that the Ashland Works Hot End will restart in the near term based on its assessment of the near-term supply and demand characteristics of the markets that it serves.

Tax Cuts and Jobs Act of 2017
The Tax Cuts and Jobs Act of 2017, signed into law on December 22, 2017, reduced corporate income tax rates resulting in a corresponding decrease in the value of the company’s deferred tax assets. As a result, the company’s income tax expense for the fourth quarter of 2017 includes a $32.1 million non-cash charge, or $0.10 per diluted share. The company does not expect to incur cash tax liabilities, including any transition tax on undistributed earnings of its foreign subsidiaries, associated with the new tax law due to the availability of existing net operating loss carryforwards.

Other Obligations
The company’s fourth quarter 2016 results included a charge of $69.5 million, or $0.24 per diluted share, for the termination of an iron ore pellet supply agreement and other related charges for transportation obligations related to the supply agreement. In the fourth quarter of 2017, the company reached an agreement that reduced its transportation obligations and provides a timeframe to begin using the rail cars that were idled after the termination of the pellet supply agreement. As a result, a credit of $19.3 million, or $0.06 per diluted share, was recorded in the fourth quarter of 2017.

Iron Ore Derivatives
In the fourth quarter and full-year of 2017, the fair value of the company’s iron ore derivatives increased due to an increase in the market price of iron ore, which resulted in the company recognizing mark-to-market gains of $19.7 million in the fourth quarter results and $31.6 million in the full-year results. The financial results for the fourth quarter of 2016 included $33.8 million of mark-to-market gains on iron ore derivatives contracts that were scheduled to settle in 2017 and 2018. As a result, the financial results for the fourth quarter and full-year 2017 did not reflect $6.4 million and $36.0 million of gains from the contracts that settled during these periods, but were recognized in prior periods as a result of the change in hedge accounting treatment.

Fourth Quarter and Full-Year 2017 Earnings Conference Call Today
AK Steel will provide live listening access on its website for the company’s earnings conference call today at 11:00 a.m. Eastern Time (January 30, 2018). A link to the webcast is on the home page at www.aksteel.com. Presentation slides will also be available on the webcast link and under the Investor Presentations section on the website. The webcast will be archived on the company’s website until February 6, 2018 and will be accessible from the home page.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,200 employees at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as in Canada and Mexico. Additional information about AK Steel is available at www.aksteel.com.

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Forward-Looking Statements
Certain statements made or incorporated by reference in this earnings release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.
The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. Such factors that could cause the company’s actual results and financial condition to differ materially from the results contemplated by such forward-looking statements include reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; domestic and global steel overcapacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; the company’s significant proportion of sales to the automotive market; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; that the company will not integrate Precision Partners successfully; and that potential growth opportunities, accretion to earnings and cash flow and other anticipated benefits and opportunities from the Precision Partners acquisition, such as providing enhanced customer solutions and accelerated research and innovation, may not be fully realized or may take longer to realize than expected; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Flat-rolled steel shipments (000 tons)	1,337.1	1,385.5	5,596.2	5,936.4
Selling price per flat-rolled steel ton	$1,024	$983	$1,022	$955

Net sales	$1,495.6	$1,418.6	$6,080.5	$5,882.5

Cost of products sold	1,353.6	1,180.1	5,355.1	5,064.7
Selling and administrative expenses	80.5	71.5	284.5	277.2
Depreciation	57.8	54.9	226.0	216.6
Pension and OPEB expense (income)	(15.8)	(14.3)	(64.4)	(43.8)
Pension and OPEB net corridor charges	—	43.1	—	43.1
Pension settlement charges	—	25.0	—	25.0
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	(19.3)	69.5
Asset impairment charge	75.6	—	75.6	—
Total operating costs	1,532.4	1,429.8	5,857.5	5,652.3

Operating profit (loss)	(36.8)	(11.2)	223.0	230.2

Interest expense	37.2	39.4	152.3	163.9
Other income (expense)	2.1	0.7	(17.1)	(4.9)

Income (loss) before income taxes	(71.9)	(49.9)	53.6	61.4

Income tax expense (benefit)	23.1	(0.9)	(17.8)	3.2

Net income (loss)	(95.0)	(49.0)	71.4	58.2
Less: Net income attributable to noncontrolling interests	12.9	13.4	61.4	66.0

Net income (loss) attributable to AK Steel Holding Corporation	$(107.9)	$(62.4)	$10.0	$(7.8)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$(0.34)	$(0.22)	$0.03	$(0.03)

Weighted-average shares outstanding:
Basic	314.4	287.7	314.3	230.0
Diluted	314.4	287.7	319.3	230.0

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$38.0	$173.2
Accounts receivable, net	517.8	442.0
Inventory, net	1,147.8	1,113.9
Other current assets	135.5	94.6
Total current assets	1,839.1	1,823.7
Property, plant and equipment	6,831.8	6,569.0
Accumulated depreciation	(4,845.6)	(4,554.6)
Property, plant and equipment, net	1,986.2	2,014.4
Other non-current assets:
Goodwill and intangible assets	306.7	32.8
Other non-current assets	169.3	165.1
TOTAL ASSETS	$4,301.3	$4,036.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$693.3	$589.9
Accrued liabilities	270.2	234.1
Current portion of pension and other postretirement benefit obligations	40.1	41.3
Total current liabilities	1,003.6	865.3
Non-current liabilities:
Long-term debt	2,110.1	1,816.6
Pension and other postretirement benefit obligations	894.2	1,093.7
Other non-current liabilities	159.2	148.4
TOTAL LIABILITIES	4,167.1	3,924.0
EXCHANGEABLE NOTES EXCHANGE FEATURE	—	21.3
Equity (deficit):
Common stock, authorized 450,000,000 shares of $.01 par value each; issued 315,782,764 and 314,739,500 shares in 2017 and 2016; outstanding 314,884,569 and 314,160,557 shares in 2017 and 2016	3.2	3.1
Additional paid-in capital	2,884.8	2,855.4
Treasury stock, common shares at cost, 898,195 and 578,943 shares in 2017 and 2016	(5.4)	(2.4)
Accumulated deficit	(3,054.8)	(3,064.8)
Accumulated other comprehensive income (loss)	(38.8)	(63.5)
Total stockholders’ equity (deficit)	(211.0)	(272.2)
Noncontrolling interests	345.2	362.9
TOTAL EQUITY	134.2	90.7
TOTAL LIABILITIES AND EQUITY	$4,301.3	$4,036.0

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)
	Twelve Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$71.4	$58.2
Depreciation	209.8	201.7
Depreciation—SunCoke Middletown	16.2	14.9
Amortization	24.1	18.4
Asset impairment charge	75.6	—
Charge (credit) for transportation costs affected by termination of pellet agreement	(19.3)	32.9
Deferred income taxes	(14.0)	5.0
Contributions to pension trust	(44.1)	—
Pension and OPEB expense (income)	(64.4)	(43.8)
Pension and OPEB net corridor charges	—	43.1
Pension settlement charges	—	25.0
Other pension payments	(1.1)	(33.0)
OPEB payments	(39.6)	(34.4)
Changes in working capital, net of effect of acquired business	4.1	8.2
Other operating items, net	(19.9)	8.4
Net cash flows from operating activities	198.8	304.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(152.5)	(127.6)
Investment in acquired business, net of cash acquired	(360.4)	—
Other investing items, net	4.2	2.3
Net cash flows from investing activities	(508.7)	(125.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	450.0	(550.0)
Proceeds from issuance of long-term debt	680.0	380.0
Redemption of long-term debt	(848.4)	(392.8)
Proceeds from issuance of common stock	—	600.4
Debt issuance costs	(25.3)	(20.4)
SunCoke Middletown distributions to noncontrolling interest owners	(79.1)	(85.1)
Other financing items, net	(2.5)	5.2
Net cash flows from financing activities	174.7	(62.7)

Net increase (decrease) in cash and cash equivalents	(135.2)	116.6
Cash and cash equivalents, beginning of year	173.2	56.6
Cash and cash equivalents, end of year	$38.0	$173.2

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of a pellet offtake agreement and related transportation costs, an asset impairment charge and income tax law changes. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

The company recognizes in its results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has generally only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and the company believes this is useful to investors in analyzing the results on a quarter-to-quarter basis, as well as analyzing the results on a year-to-year basis. As a result of the corridor method of accounting, these subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when the company performs a valuation. The two most significant of those assumptions are the discount rate used to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of a measurement date and actual return on plan assets compared to the expected return will have a significant impact on the liability, corridor adjustment and following year’s expense for these benefit plans. For example, actuarial assumptions the company made to remeasure the funded status of its pension and OPEB obligations in the fourth quarter of 2016 affected actuarial losses and the related pension/OPEB net corridor charge. The net corridor charge reflected (i) a decrease in the discount rate assumption used to determine pension liabilities from 4.15% at December 31, 2015 to 3.35% at the October 2016 remeasurement (an actuarial loss of approximately $221.1 million), partially offset by (ii) gains from changes in pension and OPEB mortality assumptions, lower claims costs and other demographic factors (netting to a gain of approximately $76.4 million) and (iii) the net effect of the difference between the expected annualized return on assets of 7.25% ($129.4 million) and the actual annualized return on assets of 12.7% as of the October 2016 remeasurement ($228.8 million) (netting to a gain of $99.4 million). The company believes that the corridor method of accounting for pension and OPEB obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, the resulting pension and OPEB expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension and OPEB expense on a GAAP basis. Although the net corridor charge reduces reported operating and net income, it does not affect the company’s cash flows in the current period. However, the company expects to ultimately settle the pension and OPEB obligations in cash.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

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Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per ton)	2017	2016	2017	2016
Net income (loss) attributable to AK Steel Holding	$(107.9)	$(62.4)	$10.0	$(7.8)
Net income attributable to noncontrolling interests	12.9	13.4	61.4	66.0
Income tax expense (benefit)	23.1	(0.9)	(17.8)	3.2
Interest expense	37.2	39.4	152.3	163.9
Interest income	(0.1)	(0.4)	(1.4)	(1.6)
Depreciation	57.8	54.9	226.0	216.6
Amortization	2.8	0.6	10.4	4.8
EBITDA	25.8	44.6	440.9	445.1
Less: EBITDA of noncontrolling interests (a)	16.7	17.3	77.7	80.8
Pension and OPEB net corridor and settlement charges	—	68.1	—	68.1
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	(19.3)	69.5
Asset impairment charge	75.6	—	75.6	—
Adjusted EBITDA (b)	$65.4	$164.9	$419.5	$501.9
Adjusted EBITDA margin	4.4%	11.6%	6.9%	8.5%

(a)	The reconciliation of net income attributable to noncontrolling interests to EBITDA of noncontrolling interests is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2017	2016	2017	2016
Net income attributable to noncontrolling interests	$12.9	$13.4	$61.4	$66.0
Depreciation	3.8	3.9	16.3	14.8
EBITDA of noncontrolling interests	$16.7	$17.3	$77.7	$80.8

(b)
Included in adjusted EBITDA and adjusted net income (loss) attributable to AK Steel Holding for the three and twelve months ended December 31, 2017, were $19.7 million and $31.6 million, or $0.06 and $0.10 per diluted share, of unrealized gains on iron ore derivatives.

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Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share)	2017	2016	2017	2016
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(107.9)	$(62.4)	$10.0	$(7.8)
Pension and OPEB net corridor and settlement charges	—	68.1	—	68.1
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	(19.3)	69.5
Asset impairment charge	75.6	—	75.6	—
Non-cash charge for U.S. tax legislation	32.1	—	32.1	—
Adjusted net income (loss) attributable to AK Steel Holding (b)	$(19.5)	$75.2	$98.4	$129.8

Reconciliation to Diluted Earnings (Losses) per Share
Diluted earnings (losses) per share, as reported	$(0.34)	$(0.22)	$0.03	$(0.03)
Pension and OPEB net corridor and settlement charges	—	0.23	—	0.29
Charges (credit) for termination of pellet agreement and related transportation costs	(0.06)	0.24	(0.06)	0.30
Asset impairment charge	0.24	—	0.24	—
Non-cash charge for U.S. tax legislation	0.10	—	0.10	—
Adjusted diluted earnings (losses) per share (b)	$(0.06)	$0.25	$0.31	$0.56

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AK STEEL HOLDING CORPORATION
FLAT-ROLLED STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Tons Shipped by Product
Stainless/electrical	195.6	207.5	813.1	870.6
Coated	672.2	737.1	2,942.1	3,151.7
Cold-rolled	256.6	231.4	988.6	1,009.3
Hot-rolled	179.1	169.5	706.4	742.5
Secondary	33.6	40.0	146.0	162.3
Total shipments	1,337.1	1,385.5	5,596.2	5,936.4

Shipments by Product (%)
Stainless/electrical	15%	15%	15%	15%
Coated	50%	53%	53%	53%
Cold-rolled	19%	17%	17%	17%
Hot-rolled	13%	12%	13%	13%
Secondary	3%	3%	2%	2%
Total shipments	100%	100%	100%	100%

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